Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Marker Therapeutics, Inc. on Form S-3, No. 333-228059 and No. 333-258687 and on Form S-8 File No. 333-223900, No. 333-228056, 333-239136 and 333-266797 of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Houston, TX

March 25, 2024